SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant: [   ]

Check the appropriate box:

  |_| Preliminary Proxy Statement   |_| Confidential.  For Use of the Commission
                                        Only (as permitted by Rule 14a-6(e)(2)
  [X] Definitive Proxy Statement
  |_| Definitive Additional Materials
  |_| Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            CAPITOL MULTIMEDIA, INC..
--------------------------------------------------------------------------------
                 (Name of Registrant as Specified in Its Charter

--------------------------------------------------------------------------------

     Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X]  No fee required.


     |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

          (1)  Title of each class of securities to which transaction applies:
-------------------------------------------------------------------------------
          (2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
          (4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
          (5)  Total fee paid:

--------------------------------------------------------------------------------

     |_| Fee paid previously with preliminary materials:


     |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

--------------------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement no.:

--------------------------------------------------------------------------------
     (3)  Filing Party:

--------------------------------------------------------------------------------
     (4)  Date Filed:

--------------------------------------------------------------------------------

[LETTERHEAD
CAPITOL MULTIMEDIA, INC.]

                                 July 14, 1997

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Capitol Multimedia, Inc., a Delaware corporation, to be held at the Company's corporate offices at 200 Baker Avenue, Suite 300, Concord, Massachusetts, at 10:00 a.m. on Thursday, August 21, 1997.

The items to be considered at the meeting are detailed in this proxy statement. Also enclosed is a copy of Capitol's fiscal 1997 Annual Report.

It is important that your shares be represented whether or not you are able to attend personally. Please ensure that your views are considered by completing, signing and returning the enclosed proxy card promptly.


                                             Sincerely,

                                             /s/ Luda Kopeikina
                                             ------------------
                                             Luda Kopeikina
                                             President

                                     [LOGO]
                            CAPITOL MULTIMEDIA, INC.
                  NOTICE OF 1997 ANNUAL MEETING OF STOCKHOLDERS

                                 August 21, 1997

To the Stockholders of
Capitol Multimedia, Inc.:

NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Stockholders of Capitol Multimedia, Inc. ("the Company") will be held at the Company's corporate offices at 200 Baker Avenue, Suite 300, Concord, Massachusetts 01742 on Thursday, August 21, 1997 at 10:00 a.m. for the following purposes:

1. To elect seven directors to hold office until the later of the next Annual Meeting of Stockholders and the election and qualification of their successors or their earlier resignation or removal.

2. To ratify and approve an Amendment to the Company's Amended and Restated 1992 Non-Qualified Stock Option Plan for Non-Employee Directors increasing the number of authorized shares of Common Stock issuable under the Plan from 300,000 to 600,000.

3. To ratify and approve an Amendment to the Company's Amended and Restated 1991 Non-Qualified Employee Stock Option Plan increasing the number of authorized shares of Common Stock issuable under the Plan from 1,500,000 to 3,000,000.

4. To ratify and approve a Certificate of Amendment to the Company's Certificate of Incorporation changing the Company's name to Celerity Solutions, Inc.

5. To transact such other business as may properly come before the Meeting or any adjournments thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on July 10, 1997 are entitled to notice of and to vote at the Meeting and any adjournment thereof.

                                 By Order of the Board of Directors,


                                 /s/ Edward Terino
                                 --------------------------------
                                 Edward Terino
                                 Secretary

Concord, Massachusetts
July 14, 1997

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                            CAPITOL MULTIMEDIA, INC.

                                 PROXY STATEMENT

GENERAL

This statement is furnished in connection with the solicitation of proxies by the Board of Directors of Capitol Multimedia, Inc. for use at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. on Thursday, August 21, 1997, and any adjournments thereof. Copies of this statement and form of proxy are expected to be first provided to stockholders on or about July 14, 1997. The Company's 1997 Annual Report to Stockholders will be mailed concurrently with the proxy material.

RECORD DATE AND OUTSTANDING SHARES

Only stockholders of record at the close of business on July 10, 1997 ("the Record Date") will be entitled to notice of and to vote at the Meeting. On the Record Date there were 6,032,065 shares of the Company's Common Stock, $.10 par value per share, outstanding. Each share of Common Stock outstanding is entitled to one vote on all matters. There is no other class of voting securities outstanding.

QUORUM AND VOTING OF SHARES

The presence at the Meeting, in person or by proxy, of holders of at least a majority of the shares entitled to vote at the Meeting shall constitute a quorum for the purpose of conducting business. In the election of directors, stockholders entitled to vote do not have cumulative voting rights. Abstentions and broker non-votes are counted for the purpose of determining the presence or absence of a quorum. The effect of abstentions and broker non-votes, except for the election of directors will not be included in the vote for or against items acted upon.

If the enclosed proxy is properly executed and returned prior to voting at the Meeting, the shares represented thereby will be voted in accordance with the instructions given. In the absence of instructions, the shares will be voted in accordance with the recommendations of the Board of Directors set forth herein.

The Board of Directors is not aware, as of the date hereof, of any matters to be voted upon at the Meeting other than those stated in this Proxy Statement and the accompanying Notice of 1997 Annual Meeting of Stockholders. If, however, any other matters are properly presented at the Meeting or any adjournments thereof, it is the intention of the persons named in the accompanying proxy to vote the shares of Common Stock represented thereby in accordance with their best judgment pursuant to discretionary authority granted in the proxy.

Any proxy submitted by a stockholder may be revoked at any time before it is voted by giving written notice of revocation or delivering a duly executed proxy bearing a later date to the Secretary at the corporate offices, or by attending the Meeting and voting in person.

PROXY SOLICITATION

The cost of soliciting proxies will be borne by the Company. The Company may also reimburse brokerage firms, and other persons representing beneficial owners of shares, for their expenses in forwarding solicitation materials to such beneficial owners. In addition, the Company's directors, officers and regular employees, without receiving any additional compensation, may solicit proxies personally or by telephone or facsimile.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to the holdings of the parties who were known, based on filings with the Securities and Exchange Commission and the records of the Company's transfer agent as of June 16, 1997 to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company. The parties named below have sole voting power and sole investment power with respect to the shares beneficially owned except as noted below.

        Name and Address of                      Amount and Nature of                 Percent of
         Beneficial Owner                        Beneficial Ownership                Common Stock
         ----------------                        --------------------                ------------
Paul  Carr                                             735,812(1)                       12.20%
270 Bridge Street, Dedham, MA  02026

Luda Kopekina                                          401,500(2)(3)                     6.59%
200 Baker Avenue, Suite 300, Concord, MA  01742

Igor Razboff                                           387,500(2)(4)                     6.37%
200 Baker Avenue, Suite 300 Concord, MA  01742

Dale DeSharone                                         337,500                           5.60%
53 Hill Street, Concord, MA  01742

Robert I. Bogin                                        311,163(5)                        4.95%
8221 Windsor View Terrace, Potomac, MD  20854

(1) Acquired in connection with the Company's purchase of the stock of Client Server Technologies, Inc. (CSTI) on March 31, 1997 (see "Transactions with Beneficial Owners, Directors, and Executive Officers").

(2) Includes 337,500 shares held jointly by Mr. Razboff and Ms. Kopeikina, who are married to one another.

(3) Includes options granted to purchase 64,000 shares of Common Stock pursuant to the Company's Non-Qualified Employee Stock Option Plan.

(4) Includes options granted to purchase 50,000 shares of Common Stock pursuant to the Company's Non-Qualified Employees Stock Option Plan.

(5) Also includes options granted to purchase 250,000 shares of Common Stock pursuant to the Company's Non-Qualified Employee Stock Option Plan.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information with respect to the holdings of the Company beneficially owned by each director, nominee for director, and executive officer, and by all directors and executive officers as a group as of June 16, 1997. Each of the persons named has sole voting power and sole investment power with respect to the shares beneficially owned, unless otherwise indicated.

                Name and Address of                                   Amount and Nature of       Percent of
                  Beneficial Owner                                    Beneficial Ownership      Common Stock
                  ----------------                                    --------------------      ------------
Paul  Carr                                                               735,812(1)                12.20%
270 Bridge Street, Dedham, MA 02026

Luda Kopeikina                                                           401,500(2)(3)              6.59%
200 Baker Avenue, Suite 300, Concord, MA 01742

Igor Razboff                                                             387,500(2)(4)              6.37%
200 Baker Avenue, Suite 300 Concord, MA 01742

Robert I. Bogin                                                          311,163(5)                 4.95%
8221 Windsor View Terrace, Potomac, MD 20854

Bernard M. Frank                                                         181,675(6)                 2.98%
666 Fifth Avenue, 13th Floor, New York, NY 10103

Nico B.M. Letschert                                                      135,000(7)                 2.21%
1801 Clint Morre Road, Boca Raton, FL 33487

Philip R. Redmond                                                         40,000(8)                  .66%
75 Cambridge Pkwy, Suite W401, Cambridge, MA 02142

Craig J. Cox                                                              22,500(9)                  .37%
4215 Lakeway Boulevard, Austin, TX 78734

Edward Terino                                                             19,000(10)                 .31%
200 Baker Avenue, Suite 300, Concord, MA 01742

All Directors & Executive Officers as a Group (9 persons)              1,896,650                   28.41%

(1) Acquired in connection with the Company's acquisition of CSTI on March 31, 1997. (See "Transactions with Beneficial Owners, Directors, and Executive Offices).

(2) Includes 337,500 shares held jointly by Mr. Razboff and Ms. Kopeikina who are married to on another.

(3) Includes options granted to purchase 64,000 shares of Common Stock pursuant to the Company's Non-Qualified Employee Stock Options Plan.

(4) Includes options granted to purchase 50,000 shares of Common Stock pursuant to the Company's Non-Qualified Employee Stock Option Plan.

(5) Also includes options granted to purchase 250,000 shares of Common Stock pursuant to the Company's Non-Qualified Employee Stock Option Plan.

(6) Includes options granted to purchase 67,500 shares of Common Stock pursuant to the Company's Non-Qualified Stock Option Plan for Non-Employee Directors.

(7) Includes warrants to purchase 80,000 shares of Common Stock. Includes options granted to purchase 55,000 shares of Common Stock pursuant to the Company's Non-Qualified Stock Option Plan for Non-Employee Directors.

(8) Includes options granted to purchase 10,000 and 30,000 shares of Common Stock pursuant to a consulting agreement and the Company's Non-Qualified Stock Option Plan for Non-Employee Directors, respectively.

(9) Includes options granted to purchase 7,500 and 15, 000 shares of Common Stock pursuant to a consulting agreement and the Company's Non-Qualified Stock Option Plan for Non-Employee Directors, respectively.

(10) Includes options granted to purchase 15,000 shares of Common Stock pursuant to the Company's Non-Qualified Employee Stock Option Plan.

                       PROPOSAL ONE: ELECTION OF DIRECTORS

IDENTIFICATION OF NOMINEES

The Board of Directors has nominated seven directors to serve until the 1998 Annual Meeting of Stockholders and until their successors have been elected and qualified, or until their earlier resignation or removal from office.

The nominees for election as directors are as follows:

Name                   Position                           Age     Director Since
----                   --------                           ---     --------------
Robert Donaldson       Nominee for Director               65      New Nominee
Luda Kopeikina         Nominee for Director, President    43      New Nominee
Nico B.M. Letschert    Director                           42      1993
Igor R. Razboff        Director                           42      1995
Philip R. Redmond      Director                           47      1995
Richard Santagati      Nominee for Director               53      New Nominee
Alan F. White          Nominee for Director               60      New Nominee

THE BOARD OF DIRECTORS RECOMMENDS STOCKHOLDERS VOTE "FOR" THE NOMINEES TO THE BOARD OF DIRECTORS.

Pursuant to underwriting and placement agreements, Noble Investment Co. has the right to designate one nominee for election to the Board of Directors through April 7, 1998. Noble Investment Co. has named its past President, Nico B. M. Letschert, as its nominee.

In addition to the Noble Investment Co. nominee, the Board of Directors has nominated six directors for election. Under the bylaws of the Company, the Board of Directors is entitled to fill, until the next Annual Meeting of Stockholders, any vacancy existing on the Board following the Annual Meeting of Stockholders.

A plurality of the votes cast at the Annual Meeting in person or by proxy shall elect said nominees as directors of the Company. The Company is not aware of any reason why any of the nominees, if elected, would be unable to serve as a director.

PRINCIPAL OCCUPATIONS AND DIRECTORSHIPS HELD BY NOMINEES

Robert Donaldson is a retired senior sales and marketing executive with 30 plus years experience, both domestic and international, in the information technology industry. For the past twenty years, Mr. Donaldson was an executive with Groupe Bull of France, formerly known as Honeywell Information Systems. He served as Vice President and General Manager in the Federal Systems Division, Corporate Communications and International Account Management. In these roles, he improved and rebuilt large organizations while significantly improving growth and profit. Prior to his career at Groupe Bull, Mr. Donaldson held executive marketing positions at Bell and Howell Electronics and Xerox Data Systems.

Luda Kopeikina has been President of the Company since September, 1996. Prior to joining the Company, Ms. Kopeikina was Vice President for General Electric Corporation for the prior six years. She held several positions at GE including:
Vice President of Business Development and Sourcing; Vice President of Customer Service for

GE Information Services; and Executive Manager, Corporate Business Development. While at GE Corporate, Ms. Kopeikina led successful initiatives with several GE businesses to reengineer their operations for faster cycle time and inventory reductions. Prior to her joining GE, Ms. Kopeikina held several software management positions at Intermetrics, Inc. and GTE Laboratories, Inc. Ms. Kopeikina holds a Master's Degree in Computer Science from St. Petersburg University, Russia, and a Master's Degree from MIT's Sloan School of Management as a Sloan Fellow. Ms. Kopeikina is married to Mr. Razboff.

Nico B.M. Letschert is Chief Executive Officer of Noesis Capital Corp. which specializes in corporate finance and money management. He previously served as President of Noble Investment Co. of Palm Beach, Florida, an investment banking firm. During the four years prior to his founding Noble Investment Co. in 1984, Mr. Letschert was a manager, market maker and registered representative with several local and national brokerage firms. From the early 1970s until leaving the Netherlands in 1979, Mr. Letschert worked for a specialist firm and a private bank, was a member of the Amsterdam Stock Exchange, and was employed in the Amsterdam office of E.F. Hutton. He was educated at the Dutch Institute for Banking and Finance. His credentials include registration with the NASD as a principal and the Certified Financial Planner (CFP) designation. Mr. Letschert is currently a director of WaterMarc Food Management Co., and Futuremedia PLC.

Igor R. Razboff is Vice President of CUC Software, a division of CUC International, Inc. Mr. Razboff was Chief Executive Officer of the Company until April 25, 1997. He resigned from his CEO position to facilitate the transition of the Company's multimedia production capability to CUC Software as a result of the sale of selected multimedia assets. Before joining the Company in February 1995, Mr. Razboff was the President and Chief Executive Officer of Animation Magic, Inc. He served as the President of Business Link International, Inc. from 1991 to 1992. Prior to 1991, Mr. Razboff held several managerial positions at Prime Computer, Inc., Computervision Corporation and AT&T Bell Laboratories. Mr. Razboff holds a Master's Degree and a Ph.D. in mathematics from the State University of St. Petersburg, Russia.

Philip R. Redmond is the Chairman and a Principal of Vannevar Management, Inc., a management consulting firm. Prior to co-founding Vannevar, Mr. Redmond was a principal at two international strategy consulting firms, Boston Consulting Group and LEK/Alcar. He ran the Information Technology practice and marketing in North America for LEK. Mr. Redmond was also a director and manager in licensing, acquisitions/divestitures, and international business at Spinnaker Software, Inc. Prior to joining Spinnaker, he founded and was CEO of a real estate investment firm. Mr. Redmond's educational background includes an undergraduate degree in mathematics from Brown University and an MBA from the Harvard Business School.

Richard Santagati is currently the President of Merrimack College, located in North Andover, Massachusetts. He has held this position since June, 1995 and was acting President from March, 1994. Prior to his position at Merrimack College, Mr. Santagati was Chairman and Chief Executive Officer of Artel Communications Corporation, a high technology company where he was responsible for growing revenues significantly over a period of three years prior to its merger with Chipcom Corporation. Prior to his position at Artel, he was a partner at Lighthouse Capital Management, Inc., an investment management firm, and was the Chief Executive Officer at Gaston & Snow, a national law firm. Mr. Santagati has also held several senior executive positions at NYNEX, including President and Chairman of NYNEX Business Information Systems and Vice President of Marketing for NYNEX Corporation. He is currently a Director on the Corporate Boards of Computer Telephone Corporation and ESP, Inc. Mr. Santagati holds a Bachelor's Degree from Merrimack College and a Master's Degree from MIT's Sloan School of Management.

Alan F. White is Senior Associate Dean at the Massachusetts Institute of Technology Alfred P. Sloan School of Management. He has been associated with MIT for the past 24 years and has held several positions at MIT including Director of the Alfred P. Sloan Fellows Program, and Director of Executive Education. Prior to his positions there, Mr. White worked in the printing industry in sales and operations; worked in government service in Asia; and served as Executive Assistant to the President and Director of the Center for Cross Cultural Training and Research at the University of Hawaii. Mr. White completed numerous consulting assignments in the areas of management development and business development for such companies as British Petroleum, and CitiBank. He currently holds Board seats for several organizations including: Kenan Systems; Management Sciences for Health; and the Advisory Board of the Japan Management Institute. Mr. White holds an undergraduate degree from the University of Miami
(Ohio) and a Masters in Management from MIT.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors held eight meetings during fiscal year 1997. Each incumbent director attended 100% of the aggregate of all meetings of the Board of Directors and committees on which he served. The standing committees of the Board of Directors are the Compensation Committee, the Audit Committee and the Nominating Committee.

Compensation Committee. The Compensation Committee determines the compensation of the President and Chief Executive Officer and administers the Company's Non-Qualified Employee Stock Option Plan. The Committee's current members are non-employee directors Craig J. Cox, Bernard M. Frank and Nico B.M. Letschert. The Committee met five times during fiscal year 1997.

Audit Committee. The Audit Committee recommends the appointment of the Company's independent accountants and reviews and approves the results, findings, and recommendations of audits performed by the independent accountants. The Committee also reviews matters relating to corporate practices, regulatory and financial reporting, accounting procedures and policies, financial and accounting internal controls, and transactions involving potential conflicts of interest. The Committee's current members are Craig J. Cox, Igor Razboff and Philip R. Redmond. The Committee met once during fiscal year 1997.

Nominating Committee. The Nominating Committee recommends the nomination of the Company's Board members for election by stockholders. The Committee defines criteria for Board members, identifies and evaluates prospective members and makes recommendations to the Board for ratification. The Committee was established late in fiscal 1997, and did not meet in the fiscal year. The Committee's current members are Nico B.M. Letschert, Philip Redmond and Igor Razboff.

TRANSACTIONS WITH BENEFICIAL OWNERS, DIRECTORS, AND EXECUTIVE OFFICERS

Client Server Technologies, Inc.

On March 31, 1997, the Company acquired all of the outstanding stock of CSTI in exchange for $1,250,881 in cash, the issuance of 1,200,000 unregistered shares of the Company's common stock and the issuance of non-interest bearing convertible, long-term notes totaling $1,945,000. Debt holders have the right to convert a portion of the notes ($1 million) which comes due on December 31, 1998 into shares of common stock at a $3.00 per share conversion price.

Paul Carr, President of CSTI, owned approximately 61% of the stock of CSTI. Sixteen (16) current and former employees of CSTI owned the remaining 39%. As a consequence of the transaction, Paul Carr was issued 735,812 shares of the Company's stock. In addition, Mr. Carr holds approximately 80% of the promissory notes issued to CSTI stockholders. Repayment of the notes begins in fiscal 1999. Mr. Carr's notes are secured with certain assets of CSTI. Mr. Carr has entered into an employment agreement with the Company, (See "Employment Agreements").

Other Transactions

In June 1996 and pursuant to a consulting agreement, Philip R. Redmond, a director of the Company, was granted an option to purchase 15,000 shares of Common Stock at $4.66 per share, the market price of the Company's Common Stock on the date of grant. The option vests in 5,000 increments in June 1996, 1997, and 1998 and expires in September 1998.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company with the Securities and Exchange Commission (SEC). Directors, officers, and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports filed.

Based solely on a review of Section 16(a) reports, all fiscal year 1997 forms were filed on a timely basis.

COMPENSATION OF DIRECTORS

Under the terms of the Company's Amended and Restated 1992 Non-Qualified Stock Option Plan for Non-Employee Directors ("the Director Plan"), each non-employee director is granted an option to purchase 15,000 shares of common stock upon initial election to the Company's Board of Directors and on the date of each subsequent annual meeting of stockholders at which the director is elected or re-elected to serve on the Board of Directors. The purchase price per share of Common Stock for options granted pursuant to the Director Plan is equal to the market price as defined by the Director Plan of the Company's Common Stock on the date of grant. Options granted under the plan are exercisable for a five year period from the date of grant. The options are exercisable for the five year period regardless of whether or not the non-employee director remains on the Board during the option period. In the event the option holder dies before fully exercising any portion of an option then exercisable, such option may be exercised by such holder's legal representatives at any time within the six (6) month period following his or her death.

EXECUTIVE OFFICERS

Information Concerning Executive Officers

Executive officers of the Company are bound by employment agreements and serve subject to the bylaws of the Company. (See "Employment Agreements").

Executive Officers and Key Employees

Luda Kopeikina, President - See information disclosed under "Principal Occupations and Directorships Held by Nominee".

Paul Carr, President - CSTI since March 31, 1997, 45. Mr. Carr is the founder of CSTI, which he started in 1993. From 1989 through 1993, he was President of the Logistics Products Division of Ross Systems, Inc. From 1981 through 1989 Mr. Carr was the President of Cardinal Data Corporation, an order management and logistics application software company. From 1977 through 1981, he was a consultant with R. Shriver Associates. Paul holds a Bachelor of Arts degree from St. Michael's College and an MBA from the University of Virginia.

Edward Terino, Chief Financial Officer, Treasurer and Secretary since December, 1996, 43. From 1985 through 1996, Mr. Terino held various financial management positions with Houghton Mifflin Company. From 1992 through 1996, he was Vice President, Finance, Planning and Operations for the School Publishing Division ($300 million in sales). From 1985 through 1992, he held several corporate finance positions including Corporate Controller and Director of Budgeting. From 1976 through 1985, Mr. Terino was a consultant with Deloitte & Touche specializing in the areas of financial modeling and information technology. He holds a Bachelor of Science degree from Northeastern University and a MBA from Suffolk University.

EXECUTIVE COMPENSATION

The following table sets forth compensation of the Company's executive officers who earned greater than $100,000 during fiscal year 1997 ("Executive Officers"):

                           SUMMARY COMPENSATION TABLE


                                                                                         Long Term
                                                                                        Compensation
                                                                                        ------------

                                                                                         Securities
           Name and              Fiscal                                Other Annual      Underlying       All Other
      Principal Position          Year     Salary ($)    Bonus ($)   Compensation ($)     Options      Compensation ($)
      ------------------          ----     ----------    ---------   ----------------     -------      ----------------

Robert I. Bogin                  1997      150,987           --             --                 --        280,286(1)
Former President & CEO           1996      167,500       32,000             --            250,000          5,799
                                 1995      167,500           --             --                 --          4,451

Igor Razboff                     1997      153,842           --             --                 --          2,413(2)
Former CEO                       1996      125,000       62,500             --                 --            700
                                 1995      110,425           --             --             50,000             --

Dale DeSharone                   1997      130,000           --             --                 --          1,650(3)
Former Executive Producer &      1996      125,000       25,000             --                 --             --
Director, New Products           1995      110,425           --             --             50,000             --

Catherine F. Hoopes              1997      102,720        5,250             --                 --         72,891(4)
Former CFO                       1996       96,000       19,000             --            102,176          1,651
                                 1995       82,785        8,278             --                 --          1,196

(1) Includes $258,550 per separation agreement, $7,139 for company matching 401(k) contribution, $2,415 for life insurance, and $12,182 for earned, unused vacation paid at termination.

(2) Includes $1,713 for company matching 401(k) contribution and $700 for life insurance.

(3)  $1,650 for company matching 401(k) contribution.

(4) Includes $61,250 per separation agreement, $5,283 for company matching 401(k) contribution and $240 for life insurance, and $6,058 for earned vacation paid at termination.

OPTIONS

The following table sets forth fiscal year 1997 option grants, and repricings, to Executive Officers:

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                   Percent of Total
                                                   Options Granted To
                                 Number of            Securities
                                Underlying          Employee During      Exercise or   Expiration
           Name               Options Granted         Fiscal Year        Base Price       Date
           ----               ---------------         -----------        ----------       ----

Luda Kopeikina(1)                64,000                  6.15%              $.83         3/30/02
                                 64,000                  6.15%              $.83         9/30/02
                                 64,000                  6.15%              $.83         9/30/03
                                 64,000                  6.15%              $.83         9/30/04
                                 64,000                  6.15%              $.83         9/30/05

Paul Carr(2)                    250,000                 24.03%             $1.00         3/30/03

Edward Terino(3)                 15,000                   1.4%             $1.46        12/15/01
                                 20,000                   1.9%             $1.46        12/30/02
                                 20,000                   1.9%             $1.46        12/30/03
                                 20,000                   1.9%             $1.46        12/30/04

(1) Options originally granted on September 18, 1996 at an exercise price of $2.65 per share were repriced on March 31, 1997 at the current market price as defined by the Plan. The repricing was designed to align the exercise price of the options granted with the completion of several strategic initiatives including the entry into the supply chain management software market. Initial grant vested on March 31, 1997. Subsequent grants vest in increments of 64,000 shares on each October 1st 1997, 1998, 1999, 2000.

(2)  Options granted vest on March 31, 2000.

(3) Initial grant vested on date of hire. Subsequent grants vest in increments of 20,000 shares on each December 31st 1997, 1998, 1999.


          AGGREGATED OPTION EXERCISES AND FISCAL YEAR END OPTION VALUES

The following table sets forth as of March 31, 1997, unexercised options and corresponding option values for Executive Officers:



                                                             Number of  Securities                  Value of Unexercised
                                                           Underlying Options                      In-the-Money Options
                               Shares Acquired          Value           at March 31, 1997             At March 31, 1997
   Name                          on Exercise           Realized      Exercisable / Unexercisable   Exercisable / Unexercisable
   ----                          -----------           --------      ---------------------------   ---------------------------

Robert I. Bogin                        --                 --               250,000/0                     0/  0
Igor R. Razboff                        --                 --                     0/50,000                0/  0
Dale R. DeSharone                      --                 --                     0/50,000                0/  0
Catherine K. Hoopes                    --                 --               102,176/0                     0/  0
Luda Kopeikina                         --                 --                64,000/256,000         $26,880/ $107,520
Paul Carr                              --                 --                     0/250,000               0/ $62,500
Edward Terino                          --                 --                15,000/60,000                0/  0

EMPLOYMENT AND SEPARATION AGREEMENTS

LUDA KOPEIKINA

In September, 1996, the Company entered into an employment agreement with Luda Kopeikina, its President, effective through October 1, 2000. Under the agreement, Ms. Kopeikina currently received an annual salary of $165,000. She is eligible for fiscal year raises and annual bonuses as granted by the Compensation Committee of the Board of Directors in their sole discretion. The Company pays for Ms. Kopeikina's health insurance premiums under current medical plans. In addition, during the term of the agreement, Ms. Kopeikina receives a $6,000 annual automobile allowance. Pursuant to the agreement, the Company granted Ms. Kopeikina non-qualified stock options under the 1991 Amended and Restated Non-Qualified Stock Option Plan to purchase 320,000 shares of common stock at $2.65 per share. In March 1997, these options were repriced at $.83 per share. A total of 64,000 options vested on the effective date of the agreement. The remaining options vest in increments of 64,000 shares on each October 1 of 1997, 1998, 1999 and 2000. All options are non transferable and expire five years from their respective vesting date. Ms. Kopeikina can be dismissed at any time for cause without entitlement to severance. At anytime during the first year of the agreement, either the Company or the employee may terminate the agreement without cause with 90 days notice. Following the first year of the effective date of the agreement, the Company may terminate the agreement without cause, with severance pay owed to Ms. Kopeikina in the amount of any outstanding wages and benefits payable under the remaining term of the agreement and Ms. Kopeikina may terminate her agreement with 90 days notice.

PAUL CARR

On March 31, 1997, in conjunction with the acquisition of CSTI, the Company entered into an agreement with Paul Carr through March 31, 2000. Under the agreement, Mr. Carr currently receives an annual salary of $185,000. He is eligible for fiscal year raises and annual bonuses as granted by the Compensation Committee of the Board of Directors. In addition, Mr. Carr was granted a non-transferable, non-qualified stock option to purchase 250,000 shares of common stock at $1.00 per share pursuant to the 1991 Amended and Restated Non-Qualified Employee Stock Option Plan. The option vests on March 31, 2000 and expires on March 30, 2003 or 60 days after termination of employment, whichever occurs earlier. Mr. Carr can be dismissed for cause without entitlement to severance and without cause with severance pay owed to Mr. Carr in the amount equal to twelve (12) months salary.

EDWARD TERINO

On November 26, 1996, the Company entered into an employment agreement with Edward Terino to serve as its Chief Financial Officer, Treasurer and Secretary through December 31, 1999. Under the agreement, Mr. Terino currently receives an annual salary of $130,000. He is eligible for fiscal year raises and annual bonuses as granted by the Compensation Committee of the Board of Directors in their sole discretion. The Company pays for Mr. Terino's health insurance premiums under the current medical plans. In addition, the Company granted Mr. Terino non-qualified stock options under the 1991 Amended and Restated Non-Qualified Stock Option Plan to purchase 75,000 shares of common stock at $1.46 per share. The options vest at follows: 15,000 on Mr. Terino's start date (December 16, 1997); and 20,000 on December 31, 1997, 1998 and 1999,
respectively. These options expire five (5) years from their respective vesting date. Mr. Terino can be dismissed at anytime for cause without entitlement to severance. At any time during the first year of the agreement, either the Company or Mr. Terino may terminate the agreement without cause with 90 days notice. Following the first year of the effective date of the agreement, the Company may terminate the agreement without cause with severance pay owed Mr. Terino in the amount of wages and benefits due under the remaining term of the agreement.

IGOR R. RAZBOFF

In February 1995, the Company entered into a three year employment agreement with Igor R. Razboff, former President and Chief Executive Officer of Animation Magic, Inc., whereby Mr. Razboff served as the Company's

Vice President, Consumer Production. In September, 1996, Mr. Razboff was selected to serve as Chief Executive Officer of the Company. On April 25, 1997, in conjunction with the sale of selected multimedia assets to Davidson , the Company entered into a separation agreement with Mr. Razboff. Under the terms of the separation agreement, Mr. Razboff received a lump sum payment of $138,173 as consideration for fiscal 1997 bonus, unpaid fiscal 1998 salary through April 25, 1997, medical benefits , unpaid accrued and unused vacation, unused personal allowance and for consulting services to be rendered to the Company over the next twelve (12) months. The Board agreed to nominate Mr. Razboff as a Director on the Company's Board for approval by stockholders at the 1997 Annual Meeting of Stockholders. In addition, the Company granted Mr. Razboff options to purchase 50,000 shares of common stock of the Company at the market price on the date of the grant as defined by the 1991 Amended and Restated, Non-Qualified Employee Stock Option Plan. The options vested immediately and expire in April, 2002.

DALE R. DESHARONE

In February 1995, the Company entered into an employment agreement with Dale R. DeSharone, former Executive Producer and Vice President of Product Development of Animation Magic, Inc., whereby Mr. DeSharone served as the Company's Executive Producer and Director, New Products through March 1998. Under the agreement, Mr. DeSharone received an annual salary of $130,000 during fiscal 1997. On April 17, 1997, in conjunction with the sale of selected multimedia assets to Davidson , the Company entered into a separation agreement with Mr. DeSharone. Under the terms of the separation agreement, Mr. DeSharone received a lump sum payment of $130,000 as consideration for consulting services to be rendered to the Company over the next six (6) months, unpaid fiscal 1998 salary, accrued and unused vacation and other accrued and unused employee benefits.

ROBERT I. BOGIN

The Company entered into a separation agreement with Robert I. Bogin, its former President and Chief Executive Officer, on October 28, 1996. Under the terms of the separation agreement, Mr. Bogin's employment with the Company was terminated on December 31, 1996. Following the termination date, Mr. Bogin received a lump sum payment equal to $258,550 plus any amounts accrued with respect to unused vacation time. In substitution for options previously granted (250,000 at $3.96 per share), Mr. Bogin was granted options to purchase 250,000 shares at $3.96 per share with the options fully exercisable on his termination date. The separation payout and options were subject to Mr. Bogin's execution of a "waiver letter" and contingent on Mr. Bogin fulfilling certain employment obligations through December 31, 1996.

CATHERINE F. HOOPES

The Company entered into a separation agreement with Catherine F. Hoopes, its former Chief Financial Officer, Treasurer and Secretary, on October 28, 1996. Under the terms of the agreement, Ms. Hoopes employment with the Company was terminated on February 28, 1997. Following the termination date, Ms. Hoopes received a lump sum payment equal to $61,250 plus any amount accrued with respect to unused vacation time. In substitution for options previously granted (62,176 at $3.96 per share and 40,000 at $3.75 per share), Ms. Hoopes was granted options to purchase the same number of shares at the same grant prices with the options fully exercisable on her termination date. The separation payout and options were subject to Ms. Hoopes' execution of a "waiver letter" and contingent on Ms. Hoopes fulfilling certain employment obligations through February 28, 1997.

            PROPOSAL TWO: AMENDMENT TO THE AMENDED AND RESTATED 1992 NON-QUALIFIED STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

Proposed Amendment

In June 1997, the Board of Directors adopted, subject to stockholder approval, an amendment to the Director Plan which increases the number of authorized shares of the Company's common stock issuable under the Director Plan from 300,000 to 600,000.

There are currently outstanding options to purchase 220,000 shares granted under the plan out of an aggregate 300,000 shares authorized for issuance to non-employee directors. The nominees for the Board of Directors include six (6) non-employee directors. Under the terms of the Director Plan, there are insufficient shares authorized to address compensation of Board members who are elected to the Board at the 1997 Annual Meeting of Stockholders. The Board of Directors has approved the proposed increase in the number of options subject to the plan in order to facilitate the addition of qualified candidates to the Board of Directors who have experience in the commercial software markets that are the focus of the Company's business following the acquisition of CSTI.

An affirmative vote by the holders of a majority of shares present or represented and entitled to vote at the 1997 Annual Meeting of Stockholders in person or by proxy and voting thereon shall approve the Amendment to the Director Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED 1992 NON-QUALIFIED STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS.

General

The Amended and Restated 1992 Non-Qualified Stock Option Plan for Non-employee Directors ("the Director Plan") was adopted by the Company's Board of Directors on May 23, 1995 and approved by the Company's stockholders on September 7, 1995. The description of the Director Plan set forth below is qualified in its entirety by the terms and conditions of the Amended and Restated 1992 Non-Qualified Stock Option Plan for Non-Employee Directors.

The purpose of the Director Plan is to attract and retain highly qualified non-employee directors by encouraging such directors of the Company to acquire a proprietary stake in the Company and its future growth. There are 300,000 shares of Common Stock authorized for issuance upon exercise of stock options granted under the Director Plan. Should any options granted under the Director Plan not be exercised, in whole or in part, in the time allowed for such exercise, the shares of Stock relating to such lapsed options shall again be available for issuance under the Director Plan.

Under the terms of the Director Plan, each non-employee director is granted an option to purchase 15,000 shares of Common Stock upon initial election to the Company's Board and on the date of each subsequent annual meeting of stockholders at which the director is elected or re-elected to serve on the Board of Directors. The purchase price per share of stock under options granted pursuant to the Director Plan is equal to the market price of the stock as defined by the Plan on the date of grant. Each option granted under the Director Plan fully vests as of the date of grant and is exercisable for a five year period from the date of grant. Pursuant to Rule 16b-3(c)(1) however, no option granted under the Director Plan may be exercised during the six month period immediately following the date of grant. If a holder dies before fully exercising any portion of an option then exercisable, such option may be exercised by such holder's legal representatives, at any time within the six (6) month period following his or her death. Subject to the terms and conditions, and within the limitations of the Director Plan, the members of the Board of Directors who are not eligible to participate in the Director Plan may modify, extend or renew outstanding options granted under the Director Plan and accept the surrender and cancellation of outstanding options (to the extent not theretofore exercised) and authorize the granting of new options in substitution therefor or options as amended.

In the event of any reorganization, merger, consolidation, acquisition, separation, recapitalization, split-up, combination, exchange of shares or stock dividend of the stock or shares convertible into the stock or similar corporate action, the number and class of shares of stock available pursuant to the Director Plan and any options granted pursuant to the Director Plan, together with the option prices, shall be adjusted by appropriate modifications to the Director Plan and in any options outstanding pursuant to the Director Plan.

The Company's Board of Directors may at any time suspend or discontinue the Director Plan, but no amendment shall be authorized without stockholder approval which (i) materially increases the benefits accruing to participants under the Director Plan; (ii) materially increases the number of securities which may be issued under the Director Plan, except as otherwise provided for in the Director Plan; or (iii) materially modifies the requirements as to eligibility for participation in the Director Plan. The Director Plan shall terminate in September 2005 unless it shall have been sooner terminated by reason of there having been granted and fully exercised options covering the entire 300,000 shares of stock subject to the Director Plan. Upon such termination, no further options may be granted under the Director Plan.

A complete copy of the Director Plan is available to stockholders upon written request made to the Company.

Federal Income Tax Consequences

Optionee -- An optionee will not recognize any taxable income at the time a non-qualified stock option is granted. However, upon exercise of such, the optionee will include in income an amount equal to the difference between the fair market value of the shares on the date of exercise and the amount paid for the stock upon exercise of the option. This amount will be treated as ordinary income by the optionee and will be subject to income tax withholding by the Company. Upon resale of the shares by the optionee, any subsequent appreciation or depreciation in the value of the shares will be treated as a capital gain or loss.

Company -- The Company will be entitled to a deduction in connection with the exercise of a non-qualified stock option to the extent that the optionee recognizes ordinary income and the Company withholds federal income taxes.

         PROPOSAL THREE: AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED
                 1991 NON-QUALIFIED EMPLOYEE STOCK OPTION PLAN

Proposed Amendment

In June 1997, the Board of Directors adopted, subject to stockholder approval, an amendment to the Amended and Restated 1991 Non-Qualified Employee Stock Option Plan (the "Employee Plan") increasing the number of shares available under the Employee Plan from 1,500,000 to 3,000,000 (the "Amendment"). The Board believes that in order for the Company to continue to attract and retain qualified employees and consultants, as well as attract and retain the management and employees of companies acquired in the future, it must continue to provide suitable incentive compensation, including stock options. It is therefore necessary to increase the number of shares of Common Stock available for issuance under the Employee Plan.

In addition to other conforming modifications, paragraph (a) of section three of the Employee Plan, "Shares of Common Stock Subject to the Plan," would be amended to increase the number of shares available for issuance under the Employee Plan from 1,500,000 to 3,000,000.

An affirmative vote by the holders of a majority of shares present or represented and entitled to vote at the 1997 Annual Meeting of Stockholders in person or by proxy and voting thereon shall approve the Amendment to the Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED 1991 NON-QUALIFIED EMPLOYEE STOCK OPTION PLAN.

General

The Amended and Restated 1991 Non-Qualified Employee Stock Option Plan ("the Employee Plan") was adopted by the Company's Board of Directors on July 20, 1993 and approved by the Company's stockholders on September

28, 1993. The description of the Employee Plan set forth below is qualified in its entirety by the terms and conditions of the Amended and Restated 1991 Non-Qualified Employee Stock Option Plan.

The purpose of the Employee Plan is to further promote the interests of the Company by enhancing the Company's ability to attract, motivate and retain new and existing employees and consultants and to encourage the highest level of performance by providing these employees and consultants with a proprietary interest in the Company's growth and financial success through grants of stock options and shares of restricted stock.

There are 1,500,000 shares of Common Stock authorized for issuance upon exercise of stock options granted under the Employee Plan. At June 16, 1997, options to purchase 1,168,711 and 202,003 shares were outstanding and available for grant under the Employee Plan, respectively. Should any options granted under the Employee Plan not be exercised, in whole or in part, in the time allowed for such exercise, the shares of Stock relating to such lapsed options shall again be available for issuance under the Employee Plan.

The Employee Plan is administered by a committee which consists of at least two persons, each of whom are members of the Company's Board of Directors and have not been awarded an option or restricted stock pursuant to the Employee Plan within one year prior to service on the committee. The committee has complete authority to adopt, amend or rescind procedures relating to the Employee Plan. The committee determines when Employee Plan awards are granted, selects optionees and participants, determines the number of shares subject to each Employee Plan award, and prescribes the terms of such awards.

The purchase price per share of stock under options pursuant to the Employee Plan is equal to the market value of the stock on the date of grant as defined by the Plan. Options shall terminate on the date the optionee ceases to be an employee or consultant of the company in the event the optionee is terminated for cause (as determined in the sole discretion of the committee). If terminated other than for cause, options under the Employee Plan expire 90 days after termination of the optionee. Options granted under the Employee Plan may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution, and are not assignable by operation of law or subject to execution, attachment, or similar process.

If the Company is the surviving corporation in a merger, consolidation, or other reorganization, the holder of an option under the Employee Plan shall be entitled to receive an option to purchase the same number of shares in the surviving corporation that a holder of a corresponding number of shares will be entitled to receive under the terms of the merger, consolidation, or other reorganization. If the Company dissolves, sells substantially all of its assets, is acquired in stock for stock or securities exchange, or is party to a merger, consolidation, or other reorganization in which it is not the surviving corporation, then each option granted under the Employee Plan shall be exercisable in full for a period of sixty days commencing upon stockholder approval (or Board of Directors approval, if stockholder action is not required) of the transaction.

The Company's Board of Directors may at any time suspend or terminate the Employee Plan or amend it in any respect provided however, that without the approval of stockholders no amendment may (i) change the number of shares of Common Stock subject to the Employee Plan, (ii) change the class of persons eligible to receive options or restricted stock under the Employee Plan, or
(iii) materially increase the benefits accruing to participants under the Employee Plan. No amendment, suspension, or termination of the Employee Plan shall, without the consent of the participant, alter, terminate, impair, or adversely affect any right or obligation under any option previously granted under or made part of the Employee Plan. The Employee Plan shall terminate in September 2003.

A complete copy of the Employee Plan is available to stockholders upon written request made to the Company.

Federal Income Tax Consequences

Grant -- An optionee does not recognize any income tax and the Company is not entitled to a deduction upon the grant of a non-qualified stock option. Exercise -- Generally, upon the exercise of a stock option the optionee will recognize ordinary income in an amount equal to the excess of the fair market value of the shares acquired over the exercise price. The Company is entitled to a deduction in connection with the exercise of a non-qualified stock option to the extent that the optionee recognizes ordinary income and the Company withholds federal income taxes.

      PROPOSAL FOUR: APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION

The Company has recently implemented several strategic initiatives, including the consolidation of operations from Bethesda, Maryland to Concord, Massachusetts; the entry and focus on the supply chain management segment of the business software market through its acquisition of CSTI; and the sale of selected multimedia assets to Davidson. Given these developments, the Company's current name "Capitol Multimedia, Inc.", no longer fits the Company's business and objectives.

In searching for a new name, the Company desired to reposition its identity for the coming years and, in particular, for the changes that it currently anticipates in the software industry.

Proposed Amendment

In June, 1997, the Board of Directors adopted a resolution, subject to stockholders' approval, to change its Company name to "Celerity Solutions, Inc.", effective September 1, 1997. "Celerity" means swiftness of action or motion.

In addition to other conforming modifications, Article 1 of the Company's Certificate of Incorporation would be amended to read: the name of the Corporation (hereinafter called the "Corporation") is Celerity Solutions, Inc.

An affirmative action by the holders of a majority of shares represented and entitled to vote at the 1997 Annual Meeting of Stockholders in person or by proxy and voting thereon shall approve the Amendment to the Certificate of Incorporation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the 1998 Annual Meeting of Stockholders must be received on or before March 31, 1998 to be considered for inclusion in the Company's Proxy Statement and Form of Proxy relating to that meeting. Proposals should be sent to Capitol Multimedia, Inc., Attention:
Corporate Secretary, 200 Baker Avenue, Suite 300, Concord, MA 01742.

By Order of the Board of Directors,


/s/ Edward Terino
-----------------------------------
Edward Terino
Secretary

Concord, Massachusetts
July 14, 1997

PROXY                       CAPITOL MULTIMEDIA, INC.                       PROXY
                         ANNUAL MEETING OF STOCKHOLDERS
                                 AUGUST 21, 1999

     The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Stockholders of Capitol Multimedia, Inc. ("Capitol Multimedia") to be held on August 21, 1997, dated July 14, 1997; (b) appoints Luda Kopeikina and Edward Terino, or either of them, as Proxies, each with the power to appoint a substitute; (C) authorizes the Proxies to represent and vote, as designated on the reverse, all the shares of Common Stock of Capitol Multimedia, Inc. held of record by the undersigned on July 10, 1997, at such annual meeting and at any adjournment(s) thereof; and (d) revokes any prior proxies heretofore given.

                         (To Be Signed on Reverse Side)

A [X] Please mark your
      votes as in this
      example

THIS BOARD OF DIRECTORS A RECOMMENDS A VOTE "FOR" ALL THE FOLLOWING PROPOSALS.

                         For all nominees    Withhold Authority
                         listed(except       to vote for as
                         as noted below)     nominees Listed

1. Election of the         [  ]                 [  ]
   following persons
   to serve as
   Directors of Capitol Multimedia, Inc. until the next annual meeting

(to withhold authority to vote for any individual nominee(s) write name(s) below)


Nominees: Robert Donaldson
          Luda Kopeikina
          Nico B.M. Letschert
          Igor Razboff
          Philip R. Redmond
          Richard Santagati
          Alan F. White


                                                       FOR   AGAINST   ABSTAIN


2.   Approval of Amendment to Capital                  [ ]    [ ]        [ ]
     Multimedia, Inc. Amended and Restated 1992
     Non-Qualified Stock Option Plan for
     Non-Employee Directors increasing the number of authorized shares of Common Stock issuable under the Plan from 300,000 to 600,000

3.   Approval of Amendment to Capitol                  [ ]    [ ]        [ ]
     Multimedia's, Inc's Amended and Restated
     Restated 1991 Non-Qualified Employee Stock
     Option Plan increasing the number of
     authorized shares of Common Stock issuable under the Plan from 1,500,000 to 3,000,000.

4.   Approval of Amendment to Capitol Multimedia,      [ ]    [ ]        [ ]
     Inc's Certificate of  Incorporation
     changing the name of the corporation to
     Celerity Solutions, Inc.

5.   In their discretion, the Proxies are              [ ]    [ ]        [ ]
     authorized to vote upon such other business as may properly come before the meeting of any adjournment(s) or postponement(s) thereof.


THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS AND, IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS AS SET FORTH WITHIN THIS PROXY.

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ACCOMPANYING POSTPAID ENVELOPE.


Signature _________________ _________________________   Dated _____________,1997
                            SIGNATURE IF HELD JOINTLY

IMPORTANT: Please date this proxy and sign exactly as you name appears thereon. If stock is held jointly, all holders must execute this proxy. Executors, administrators, trustees, guardians or others signing in a representative capacity please so indicate when signing.